Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Evans Bancorp, Inc.:
We consent to the use of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.
/s/ KPMG LLP
Buffalo, New York
June 26, 2009